OFFER BY
MADISON COVERED CALL & EQUITY STRATEGY FUND
TO PURCHASE FOR CASH UP TO
6,982,308 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST
AT 99.5% OF NET ASSET VALUE PER SHARE
______________________________________________________________________________________________________
THE FUND’S OFFER AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 4:00 P.M., CENTRAL TIME,
ON NOVEMBER 7, 2018, UNLESS THE OFFER IS EXTENDED
______________________________________________________________________________________________________
On June 29, 2018, the Board of Trustees (the “Board”) of Madison Covered Call & Equity Strategy Fund, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), approved a tender offer for the outstanding common shares of beneficial interest of the Fund (the “Common Shares” or “Shares”). The Fund is commencing a tender offer to purchase up to 6,982,308 of its issued and outstanding Common Shares upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”). If more than 6,982,308 of the Fund’s Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The Fund Common Shares available to be tendered will be limited to ensure that the preceding merger of the Madison Strategic Sector Premium Fund (“MSP”) into the Fund will qualify as a tax-free reorganization for federal income tax purposes. The Offer is for cash at a price per Share equal to 99.5% of the net asset value (“NAV”) of the Shares, plus any unpaid dividends accrued as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the date the Offer expires. The Offer period and withdrawal rights will expire at 4:00 p.m., Central Time, on November 7, 2018, unless extended, upon the terms and subject to the conditions of the Offer. The Offer is designed to provide shareholders of the Fund with the opportunity to redeem some or all of their Shares at a price close to NAV should they wish to do so.
Neither of the Fund, nor the Board, nor Madison Asset Management, LLC, the investment adviser for the Fund (“Madison”), makes any recommendation to any holder of Common Shares (each, a “Shareholder”) as to whether to tender any or all of such Shareholder’s Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund or Madison.
You may direct questions and requests for assistance to Georgeson LLC, the information agent (“Information Agent”) for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Withdrawal, or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Common Shares, you need not take any action.
If, after carefully evaluating all of the information set forth in this Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in this Offer to Purchase and the related Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.
October 10, 2018

i

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 6,982,308 of the outstanding Common Shares of the Fund
PRICE OFFERED PER SHARE:	99.5% of the net asset value (“NAV”) of the Common Shares as of the close of ordinary trading on the NYSE on the date the offer expires plus any unpaid dividends accrued
SCHEDULED EXPIRATION DATE:	November 7, 2018
PURCHASER:	Madison Covered Call & Equity Strategy Fund
This Summary Term Sheet highlights certain information in this Offer to Purchase (as defined herein). To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully the entire Offer to Purchase and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.
What and how many securities is Madison Covered Call & Equity Strategy Fund (the “Fund”) offering to purchase?
The Board of Trustees of the Fund (the “Board”) has authorized the Fund to conduct a cash tender offer to purchase up to 6,982,308 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or the “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis. The Offer Amount will be reduced if the preceding merger of the Madison Strategic Sector Premium Fund (“MSP”) into the Fund, when evaluated in conjunction with the Offer, would not otherwise qualify as a tax-free reorganization. Shareholders cannot be assured that all of their tendered Shares will be repurchased. For more information see Section 1, “Terms of the Offer; Expiration Date.”
How much, in what form, and when will the Fund pay me for my Shares?
The Fund will pay cash for Shares purchased pursuant to the Offer. The purchase price will equal 99.5% of the NAV per Share, plus any unpaid dividends accrued, as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the date the Offer expires (or if the Offer is extended, on the date to which the Offer is extended), upon the terms and subject to the conditions set forth in Offer. Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer.
The Shares are traded on the NYSE under the ticker symbol “MCN.” As of October 5, 2018, the closing price as of the close of the ordinary trading session of the NYSE was $7.67 per Share. The Fund normally calculates the NAV of its Shares daily at the close of ordinary trading on the NYSE. On October 5, 2018, the NAV was $8.16. During the pendency of the Offer, current NAV quotations can be obtained from Georgeson LLC, the information agent for the Offer (the “Information Agent”) at 1-800-457-0759. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 5, “Acceptance for Payment and Payment.”
When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension?

•	The Offer expires on November 7, 2018 at 4:00 p.m., Central Time, unless the Fund extends the Offer (the “Expiration Date”).

•	The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of ordinary trading on the NYSE on the extended expiration date.

•	If the Offer is extended, the Fund will make a public announcement of the extension no later than 8:30 a.m., Central Time, on the next business day following the previously scheduled expiration date.
You should consult your broker or other Nominee Holder (as defined herein) to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Shares and provide to such Nominee Holder any other required materials. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 2, “Extension of Tender Period; Termination; Amendment.”
Will I have to pay any fees or commissions on Shares I tender?
No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers, dealers, or other persons may charge Shareholders a fee for soliciting tenders for Shares by the Fund pursuant to the Offer. Shareholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), for more details. For more information see Section 1, “Terms of the Offer; Expiration Date,” Section 5, “Acceptance for Payment and Payment” and Section 14, “Fees and Expenses.”

Does the Fund have the financial resources to pay me for my Shares?
Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer.”
How do I tender my Shares?
If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.
All other Shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on page 17 of this Offer to Purchase. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page 17 of this Offer to Purchase. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 3.C of this Offer to Purchase. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.
The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment plan. When a Shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s certificated Shares
If you hold your Common Shares directly, you have until the Expiration Date to decide whether to tender your Common Shares in the Offer.
For more information see Section 3, “Procedures for Tendering Common Shares.”
Until what time can I withdraw tendered Shares?
You may withdraw your tendered Shares at any time prior to the Expiration Date, and if the Fund has not agreed to accept your Shares for payment after the expiration of 40 days from the commencement of the Offer, you can withdraw them at anytime after that until the Fund accepts your Shares for payment.
Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date. For more information see Section 4, “Withdrawal Rights.”
 How do I withdraw tendered Shares?
If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.
 For more information see Section 4, “Withdrawal Rights.”
What are the tax consequences of tendering Common Shares? The receipt of cash for Common Shares pursuant to the Offer by a U.S. shareholder other than a Shareholder exempt from tax or investing through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Common Shares for cash generally will be treated either as (1) a sale or exchange of the Common Shares, or (2) a distribution with respect to the Common Shares that is treated in whole or in part as taxable dividend. Each Shareholder should consult its tax adviser as to the tax consequences of tendering its Common Shares in the Offer. For more information see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
What is the purpose of the Offer? On June 29, 2018, the Board approved an issuer tender offer that is described in the Offer. The Offer has the potential to reduce, at least temporarily, the discount from NAV at which the Shares currently trade. There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. The market price of the Shares will also be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.
Karpus Management, Inc. (“Karpus”) is a holder of the Fund’s Common Shares. The Fund has engaged in discussions with representatives of Karpus regarding Karpus’ intent to make a proposal at the Fund’s 2018 annual meeting of Shareholders to request that the Board have the Fund conduct a self-tender for 100% of its Common Shares at NAV or at close to NAV, and if more than 50% of the Shares were to be tendered, that the tender offer be cancelled and the Board take the steps necessary to liquidate, merge or convert the Fund into an open-end fund or exchange traded fund. In connection with those discussions, the Fund and Karpus have entered into a settlement agreement dated June 29, 2018 (the “Settlement Agreement”) pursuant to which the Fund has agreed to conduct a tender offer for up to 6,982,308 of the Fund’s outstanding Shares and Karpus has agreed to certain customary standstill provisions. See Section 9, “Purpose of the Offer” for additional information.
Madison recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the related Letter of Transmittal. Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) will likely result in a temporary reduction in the Fund’s trading discount, and (iii) because the Offer would be conducted at a 0.5% discount to NAV, the Offer would result in immediate accretion to the NAV of the shares of remaining Shareholders. The Board also considered that the Offer may also have certain negative consequences for the Fund, including (i) a decrease in net assets and an associated increase in the Fund’s per share total expense ratio, (ii) potential disruptions in portfolio management, (iii) expenses associated with conducting the Offer, (iv) potential tax consequences to the Fund and the Shareholders and (v) the likelihood that any reduction in the Fund’s trading discount resulting from the Offer will be temporary. The Board also considered that the Settlement Agreement with Karpus avoided a possible proxy contest with Karpus and associated expenses for the Fund, and potential outcomes that could have eliminated the Fund’s status and benefits as a closed-end fund.
Please bear in mind that neither the Fund, nor its Board, nor Madison has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. For more information see Section 9, “Purpose of the Offer.”
What are the most significant conditions of the Offer?
The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board, would make it inadvisable to proceed with the Offer, purchase or payment. The following is only a summary of the conditions. For a complete list of the conditions of the Offer, please see Section 13, “Conditions of the Offer.”

•	In the Board’s reasonable judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.

•	The suspension of or limitation on prices for trading securities generally on the NYSE or NASDAQ.

•	Declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States.

•	The Board determines that the purchase of Shares might be a breach of its fiduciary duty.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses, as well as the possibility of receiving additional taxable capital gains on the distributions from the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased and may have an adverse effect on the Fund’s investment performance. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Fees and Expenses.”
Whom do I contact if I have questions about the Offer?
If you own Common Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. Shareholders can also contact Georgeson LLC, the Information Agent, at 1-800-457-0759, Monday through Friday, 8 a.m. to 4 p.m., Central Time.

To the holders of Common Shares (“Shareholders”) of Madison Covered Call & Equity Strategy Fund (the “Fund”):
INTRODUCTION
The Fund is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as a closed-end management investment company, which is offering to purchase up to 6,982,308 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or “Shares”) at a price equal to 99.5% of the net asset value (“NAV”) of the Shares as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on the date the Offer expires. The Offer period and withdrawal rights will expire at 4:00 p.m., Central Time, on November 7, 2018, unless extended (the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”).
This Offer is open to all holders of Common Shares (“Shareholders”) and neither the Fund, nor its Board of Trustees (“Board”), nor Madison Asset Management, LLC, the investment adviser for the Fund (“Madison”), makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund or Madison. The Fund has been advised that the Fund’s Trustees, officers and its investment adviser may tender Shares pursuant to the Offer, however, Frank E. Burgess, who is an officer and director of Madison, is prohibited from doing so pursuant to Section 3.8 of the settlement agreement between the Fund and Karpus Management, Inc. (“Karpus”), dated June 29, 2018 (the “Settlement Agreement”). Any Shares purchased will be purchased upon the terms and subject to the conditions of the Offer.
Effective October 8, 2018, the Madison Strategic Sector Premium Fund (“MSP”), a Delaware statutory trust registered under the 1940 Act as a closed-end management investment company, merged with and into the Fund (the “Merger”).  The Boards of Trustees of MSP and the Fund had long desired to combine the two funds into a single fund, and as part of the Settlement Agreement, were able to procure the support needed to effect the Merger. The Merger was the first step in a two-step transaction, the second step being the Offer.
The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis, with the Offer Amount subject to reduction if the Merger, when evaluated in conjunction with the Offer, would not otherwise qualify as a tax-free reorganization. See Section 1, “Terms of the Offer; Expiration Date.”
If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in this Offer to Purchase and the related Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder (as defined herein), contact such firm to effect the tender for you.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.
If you do not wish to tender your Common Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS OF THE FUND AND IS NOT
CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
SEE SECTION 13, “CONDITIONS OF THE OFFER.”
IMPORTANT
Neither the Fund, nor its Board, nor Madison makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the related Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Board or the officers of the Fund or Madison. The Fund has been advised that the Fund’s Trustees, officers and its investment adviser may tender Shares pursuant to the Offer, however, Frank E. Burgess, who is an officer and director of Madison, is prohibited from doing so pursuant to Section 3.8 of the Settlement Agreement. Any Shares purchased will be purchased upon the terms and subject to the conditions of the Offer.
Questions and requests for assistance and requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Withdrawal, or other tender materials should be directed to the Information Agent at the telephone number set forth below.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(800) 457-0759 (Toll Free)

The Depositary for the Offer is:
Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Courier, Express, or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

THE OFFER
1. TERMS OF THE OFFER; EXPIRATION DATE
Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment and purchase for cash up to 6,982,308 of its outstanding Common Shares at a price equal to 99.5% of the NAV validly tendered prior to 4:00 p.m., Central Time, on November 7, 2018, or such later date to which the Offer is extended, and not withdrawn as permitted by Section 4, “Withdrawal Rights.” The Fund reserves the right to extend the Offer to a later expiration date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 8:30 a.m., Central Time, on the next business day after the Offer otherwise would have expired. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering Shareholder to withdraw his, her or its Shares.
If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).
The Offer is being made to all Shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 6,982,308 of the Fund’s outstanding Shares, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis, with the Offer Amount subject to reduction if the Merger, when evaluated in conjunction with the Offer, would not otherwise qualify as a tax-free reorganization for failure to satisfy the continuity of interest requirement. See below in this Section 1. “Terms of the Offer; Expiration Date” for further details. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued Shares of the Fund. Under no circumstances will interest be paid on the Offer price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.
When considering whether to tender Common Shares, Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that the Shareholders would be entitled to receive upon a liquidation of the Fund.
Shares will be purchased at 99.5% of the NAV of the Shares to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer. Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment.”
Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased are to be returned in, the name of any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to the Fund pursuant to the Offer, then the amount of any share transfer taxes (whether imposed on the registered holder(s), such other persons or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.
As of October 8, 2018, there were 27,929,232 Shares outstanding and there were approximately 13,000 holders of record of these Common Shares. As of the date of this Offer to Purchase, the Fund has been advised that the Fund’s Trustees may tender Shares pursuant to the Offer, however, Frank E. Burgess, who is an officer and director of Madison, is prohibited from doing so pursuant to Section 3.8 of the Settlement Agreement. Any Shares purchased will be purchased upon the terms and subject to the conditions of the Offer.
The Offer Amount will be reduced, if and as necessary, to ensure that, consistent with the tax opinion issued by Godfrey & Kahn, S.C. as of the effective date of the Merger, the Merger continues to qualify as a tax-free reorganization. The Merger will no longer qualify as a tax-free reorganization if the number of Shares redeemed for cash by the former MSP shareholders in the Offer causes a failure of the continuity of interest requirement set forth in the applicable Treasury regulations. Godfrey & Kahn, S.C. conditioned its tax opinion regarding the Merger upon the Fund making representations regarding the Merger and the Offer, including a representation directly relevant to the continuity of interest requirement. In particular, the Fund represented to Godfrey & Kahn, S.C. that the aggregate Shares issued in the Merger to former MSP shareholders, as reduced by taking into account Shares properly tendered for cash in the related Offer by the former MSP shareholders, would not be less than 40 percent of the aggregate Shares issued in the Merger to former MSP shareholders (the “Continuity of Interest Representation”). To ensure the continuing validity of the Continuity of Interest Representation, the Offer Amount will be reduced, if necessary, so that the aggregate Shares issued in the Merger to former MSP shareholders as reduced by taking into account Shares tendered in the related Offer, equals at least 40 percent of the aggregate Shares issued in the Merger to former MSP shareholders. Any required reduction of the Offer Amount pursuant to the terms hereof will be applied on a pro rata basis. Upon receiving the list of former MSP shareholders whom have properly tendered Shares in the Offer (and which such tendered Shares were not withdrawn prior to the Expiration Date), the Fund, in consultation with Godfrey & Kahn, S.C. as the issuer of the tax opinion in connection with the Merger, shall reduce the Offer Amount in the minimum amount if necessary to ensure that the Continuity of Interest Representation remains valid.

2. EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT
The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the newly designated expiration date. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares, in each case upon the occurrence of any of the conditions specified in Section 13, “Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 8:30 a.m., Central Time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.
If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Exchange Act (Rules 13e-4(d)(2) and 13e-4(e)(3)). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Common Shares, or the Fund increases or decreases the number of Common Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.
3. PROCEDURES FOR TENDERING COMMON SHARES
A. Proper Tender of Shares.
Shareholders whose Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.
For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or an Agent’s Message (as defined herein), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page 17 of this Offer to Purchase prior to 4:00 p.m., Central Time, on the Expiration Date, and either the certificates for the Shares must be received by the Depositary at its address set forth on page 17 or the tendering Shareholder must comply with the book-entry delivery procedure set forth in Section 3.C.
The method of delivery of Common Shares and all other required documents, including, without limitation, through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment plan. When a Shareholder tenders certificated Shares, the Depositary will accept any of the Shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.
If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.
Letters of Transmittal and certificates representing Shares, if any, should be sent to the Depositary; they should not be sent or delivered to the Fund.
Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the offeror prior to or on the expiration date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation that (i) such Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering Shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed, in consideration of such acceptance, to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder with respect to the tendered Shares (and, if given, will be null and void).
By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Shareholder shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.
B. Signature Guarantees and Method of Delivery.
Signatures on the Letter of Transmittal are required to be guaranteed if any tendered Shares are registered in a name other than that of the tendering Shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.
THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.
C. Book-Entry Delivery Procedure.
The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined herein) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page 17 of this Offer to Purchase before 4:00 p.m., Central Time, on the Expiration Date.
The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.
DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D. Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Shares tendered will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, nor Madison, nor the Depositary, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.
E. Federal Income Tax Withholding.
Payments made to tendering Shareholders pursuant to the Offer may be subject to withholding pursuant to the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder. For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Shareholders, see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
4. WITHDRAWAL RIGHTS
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer will be irrevocable. You have the right to withdraw tendered Shares at any time prior to 4:00 p.m., Central Time, on the Expiration Date. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. If the Fund has not agreed to accept your Shares for payment after the expiration of 40 days from the commencement of the Offer, you can withdraw them at anytime after that until the Fund accepts your Shares for payment.
To be effective, a written or facsimile transmission Notice of Withdrawal in the form provided by the Fund must be timely received by the Depositary at the address set forth on page 17 of this Offer to Purchase. Any Notice of Withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.
If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 3, “Procedures for Tendering Common Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.
All questions as to the form and validity (including time of receipt) of Notices of Withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.
Neither the Fund, nor Madison, nor the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3, “Procedures for Tendering Common Shares,” prior to 4:00 p.m., Central Time, on the Expiration Date.
The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5. ACCEPTANCE FOR PAYMENT AND PAYMENT
Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date of the Fund’s Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Common Shares, in order to comply, in whole or in part, with any applicable law.
Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Share certificates are received by the Depositary or when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.
If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a Shareholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.
The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 13, “Conditions of the Offer.”
A tendering U.S. Shareholder or other payee who fails to fully complete and sign an IRS Form W-9 (or substitute form) may be subject to U.S. federal income backup withholding on the gross proceeds paid to such Shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders (as defined in Section 6, “Certain Material U.S. Federal Income Tax Consequences” below) should provide the Depositary with an appropriate completed IRS Form W-8BEN or Form W-8BEN-E (or substitute form) in order to avoid backup withholding. A copy of IRS Form W-9, W-8BEN or W-8BEN-E will be provided upon request from the Depositary. See Section 3, “Procedures for Tendering Common Shares” and Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
6. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Common Shares by the Fund from Shareholders pursuant to the Offer. This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Code, as amended, applicable Treasury regulations, Internal Revenue Service (“IRS”) rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Shareholders should also consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Common Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.
As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, and (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Shareholder” refers to a Shareholder who is not a U.S. Shareholder.
Sale or Exchange of Shares. A Shareholder (other than a tax-exempt Shareholder) whose Common Shares are repurchased pursuant to the Offer generally will be treated as having sold the Common Shares and will recognize gain or loss for U.S. federal income tax purposes, so long as either (a) such Shareholder tenders, and the Fund repurchases, all of such Shareholder’s Shares (i.e., the Shareholder reduces its percentage ownership of the Fund to 0%) or meets certain numerical safe harbors with respect to percentage voting interest and reduction in ownership of the Fund following the completion of the Offer, or (b) the tender otherwise is treated as being “not essentially equivalent to a dividend” under the relevant rules of the Code. For these purposes, a Shareholder’s ownership of the Fund is determined after applying the ownership attribution rules under Section 318 of the Code. Such gain or loss will equal the difference between the price paid by the Fund for the Common Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the Common Shares sold. A Shareholder’s holding period for Common Shares repurchased pursuant to the Offer will terminate as of the Expiration Date. A tendering Shareholder’s gain or loss will generally be capital gain or loss if the Common Shares sold are held by the Shareholder at the time of sale as capital assets and will be treated as long-term capital gain if the Common Shares have been held for more than one year or as short-term if the Common Shares have been held for one year or less. To the extent that a portion of any such gain is treated as interest, that portion will be taxed to the Shareholder as ordinary income. It is expected that, if a Shareholder is treated as having sold Common Shares pursuant to the Offer and realizes a gain upon such sale, and if one or more payments are received after the close of the taxable year of the Shareholder in which the Expiration Date occurs, unless the Shareholder elects otherwise, the gain will be accounted for under the installment sale rules for U.S. federal income tax purposes and the Shareholder will generally recognize any such gain as and when proceeds are received, likely allocating tax basis according to the presumed percentage of the total payment received in each installment.
The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and net capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.
In the event that a tendering Shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such Shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed held under Section 318 of the Code) by the Shareholder after the tender (a “Section 301 distribution”). Such distribution, which will equal the price paid by the Fund to such Shareholder for the Common Shares sold, will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution. Any such dividend may constitute a net investment income dividend or a net capital gain dividend. A net investment income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a net capital gain dividend is generally taxable at long-term capital gain rates. The excess will be treated as a return of capital reducing the Shareholder’s tax basis in the Shares held (or deemed held under Section 318 of the Code) after the Offer but not below zero, and thereafter as capital gain. In the case of a tendering Shareholder that is a corporation treated as receiving a Section 301 distribution from the Fund in connection with the transaction, special basis adjustments might also apply with respect to any Shares of such Shareholder not repurchased in connection with the Offer.
Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that shareholders whose percentage ownership of the Fund increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it, treated as provided in the immediately preceding paragraph. Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.
Under the “wash sale” rules under the Code, provided the tender of Common Shares pursuant to the Offer is treated as a sale or exchange (and not a distribution as described above), loss recognized on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Common Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Shareholder on the sale of a Common Share held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of net capital gains received by the Shareholder with respect to such Share. A Shareholder’s ability to use capital losses may be limited under the Code.
Non-U.S. Shareholders. Provided the sale of Common Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Common Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder, will not be subject to any U.S. federal income tax. If, instead, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a Section 301 distribution by the Fund that is treated in whole or in part as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Fund resulting from other Shareholders’ sale of Common Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder may be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). If any gain or dividend income realized in connection with the tender of Common Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, such gain or dividend will be taxed at the graduated rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to a 30% (or such lower rate as may be applicable under a tax treaty) branch profits tax on such effectively connected income.
In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an IRS Form W-8BEN, W-8BEN-E or substitute form). Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.
Backup Withholding. The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual Shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding.
Shareholders should provide the Fund with a completed IRS Form W-9, W-8BEN, W-8BEN-E, as applicable, or other appropriate form in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Common Shares. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, provided the appropriate information is furnished to the IRS.

Other Tax Consequences. The Fund’s purchase of Common Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.
Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders, including distributions taxable as ordinary income. See “Recognition of Capital Gains” below.
Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more in the case of an individual Shareholder or $10 million or more in the case of a corporate Shareholder, such Shareholder must file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company (“RIC”) are not excepted. Future guidance may extend the current exception from this reporting requirement to Shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.
FATCA Withholding. Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its Shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that Shareholder (i) at a rate of 30% on ordinary dividends it pays, and (ii) on or after January 1, 2019, 30% of certain capital gain dividends it pays, and on the gross proceeds of share redemptions treated as sales or exchanges. If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.
As the Fund cannot determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, any payment to a tendering Shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) will generally be subject to a 30% withholding tax unless (a) in the case of an FFI, the FFI reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI or is deemed compliant under an applicable IGA and (b) in the case of an NFFE, the NFFE (i) reports information relating to its “substantial U.S. owners” (within the meaning of FATCA), if any, or (ii) certifies that it has no “substantial U.S. owners.”
Certain Non-U.S. Shareholders may fall into certain exempt, excepted or deemed-compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. In order to qualify for any such exception, a Non-U.S. Shareholder generally must provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the Shareholder’s status under FATCA.
Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.
7. PRICE RANGE OF COMMON SHARES; DIVIDENDS
The Common Shares are traded on the NYSE. During each completed fiscal quarter for the 24-month period beginning October 1, 2016, the highest and lowest market price per Share during the quarter, and period-end market price per Share were as follows:

Fiscal Quarter Ended	Market Price ($)
	High	Low	Close
December 31, 2016	$8.04	$7.51	$7.70
March 31, 2017	$8.21	$7.66	$8.03
June 30, 2017	$8.15	$7.71	$7.83
September 30, 2017	$8.04	$7.46	$7.85
December 31, 2017	$7.91	$7.40	$7.72
March 31, 2018	$7.92	$7.11	$7.26
June 30, 2018	$7.09	$7.69	$7.45
September 30, 2018	$7.94	$7.46	$7.69
The Fund organized under Delaware law on May 6, 2004. The Fund intends to declare and pay a dividend to common shareholders at least quarterly. Any capital gains are distributed at least annually.

8. SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER
The actual cost to the Fund of purchasing Common Shares from the Offer cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 99.5% of the NAV of the Shares on the Expiration Date. If the NAV on that date were the same as the NAV per share on October 5, 2018, and if 6,982,308 of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $56,696,341.
The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand, and if not enough cash on hand is available, then from proceeds of sales of securities in the Fund’s investment portfolio. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares. Subject to the conditions to the Offer described in Section 13, “Conditions to the Offer,” there are no other conditions to the financings.
The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.
Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand, and if not enough cash on hand is available, then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the NAV of the Shares, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of ordinary trading on the NYSE on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Shareholders would be less than it otherwise might be. In addition, a sale of portfolio securities will cause increased transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the NAV of the Shares per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders, and also reducing the NAV for non-tendering Shareholders. However, because the Offer price is for 99.5% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV of Shares outstanding following completion of the Offer.
The Fund may well sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objective. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If, on or prior to the Expiration Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.
Recognition of Capital Gains. As noted above, the Fund may be required to sell portfolio securities in order to raise cash to meet purchase requests pursuant to the Offer. The actual tax effect of such sales will depend on the difference between the price at which such portfolio securities are sold and the tax basis of the Fund in such securities. Any capital gains recognized in any such sales on a net basis, after reduction by any available capital losses, including capital loss carryforwards, will be distributed to Shareholders as net capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or net investment income dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will be taxable to Shareholders. Any such sales (1) could require Shareholders that hold Shares at the time of a declaration of distributions to pay taxes on greater distributions of capital gains recognized by the Fund than they otherwise would have absent such sales; and (2) could require the Fund to sell additional portfolio securities in order to raise cash to make such additional distributions, thereby, requiring the Fund, in turn, to realize and recognize additional capital gains.
It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio securities at the time that the Fund is required to sell such portfolio securities, and hence the amount of capital gains or losses that would be realized and recognized. As of October 5, 2018, the Fund had net unrealized losses of $15,129,124.22, net realized gains for the current fiscal year to date of $8,012,136.11, and capital loss carryforwards of $0.00 from its most recent tax year-end of December 31, 2017.
Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of Shares tendered pursuant to the Offer will have tax consequences for tendering Shareholders and may also have tax consequences for non-tendering Shareholders. See Section 6, “Certain Material U.S. Federal Income Tax Consequences.”
Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Shareholders. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification, potentially greater exposure to leverage, and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.
Possible Proration. If greater than 6,982,308 of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.
9. PURPOSE OF THE OFFER
Karpus is a holder of the Fund’s Common Shares. The Fund has engaged in discussions with representatives of Karpus regarding Karpus’ intent to make a proposal at the Fund’s 2018 annual meeting of Shareholders to request that the Board have the Fund conduct a self-tender for 100% of its Common Shares at NAV or at close to NAV, and if more than 50% of the Shares were to be tendered, that the tender offer be cancelled and the Board take the steps necessary to liquidate, merge or convert the Fund into an open-end fund or exchange traded fund. In connection with those discussions, the Fund and Karpus have entered into the Settlement Agreement pursuant to which the Fund has agreed to conduct a tender offer for up to 6,982,308 of the Fund’s outstanding Shares and Karpus has agreed to certain customary standstill provisions. See Section 11, “Interests of the Trustees and Officers; Transactions and Arrangements Concerning the Shares.”
Madison recommended, and the Board agreed, that it is in the best interests of the Fund to conduct the Offer upon the terms specified in this Offer to Purchase and the Letter of Transmittal. Among other things, the Board considered that this Offer (i) will provide Shareholders with partial liquidity at close to NAV, (ii) will likely result in a temporary reduction in the Fund’s trading discount, and (iii) because the Offer would be conducted at a 0.5% discount to NAV, the Offer would result in immediate accretion to the NAV of the shares of remaining Shareholders. The Board also considered that the Offer may also have certain negative consequences for the Fund, including (i) expenses associated with conducting the Offer, (ii) potential tax consequences to the Fund and Shareholders and (iii) the likelihood that any reduction in the Fund’s trading discount resulting from the Offer will be temporary. The Board also considered that the Settlement Agreement with Karpus avoided a possible proxy contest with Karpus and associated expenses for the Fund, and potential outcomes which could have eliminated the Fund’s status and benefits as a closed-end fund.
Neither the Board nor Madison believes that the outcomes Karpus desires would be in the best interests of long-term Shareholders because, among other reasons, the Fund as a closed-end fund offers Shareholders distinct benefits that are not available in open-end funds, such as fewer restrictions with regard to leverage and liquidity. The Offer allows Karpus a substantial opportunity to achieve its objective of liquidating a portion of its shares near to NAV and eliminates the challenge to the closed-end structure of the Fund, thereby affording the remaining Shareholders a continuity of investment in a closed-end fund. In addition to providing all Shareholders with an opportunity to tender their shares at 99.5% of NAV, the Offer may result in a reduction of the discount at which the Shares trade, a benefit to Shareholders of the Fund.
Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law or the rules of the NYSE).
Neither of the Fund, nor its Board, nor Madison makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.
10. INFORMATION CONCERNING THE FUND
The Fund is a closed-end management investment company organized as a Delaware statutory trust, whose principal executive offices are located at 550 Science Drive, Madison, Wisconsin 53711, telephone: 800-767-0300.
Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act, and in accordance therewith files annual and semi-annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund is listed on the NYSE. The Fund’s primary investment objective is to provide a high level of current income and current gains, with a secondary objective of long-term capital appreciation. The Fund will pursue its investment objectives by investing primarily in large and mid-capitalization common stocks that are, in the view of Madison, selling at a reasonable price in relation to their long-term earnings growth rates. Under normal market conditions, the Fund will seek to generate current earnings from option premiums by writing (selling) covered call options on a substantial portion of its portfolio securities.
The Fund is required to disclose in its proxy statements certain information, as of particular dates, information concerning the Fund’s Trustees and officers, their remuneration, the principal holders of the Fund’s securities and any material interests of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).
Agreements Involving the Fund. Madison acts as the investment manager for the Fund pursuant to the Investment Advisory Agreement dated January 1, 2013 between the Fund and Madison. Under a separate Services Agreement dated January 1, 2013 between the Fund and Madison, Madison also provides or arranges to have a third party provide the Fund with such services as it may require in the ordinary course of its business. Computershare Trust Company, N.A. serves as the Fund’s transfer agent, registrar and dividend disbursing agent. Computershare Trust Company, N.A. also serves as the Fund’s Depositary for the Offer. Georgeson LLC serves as the Fund’s Information Agent for the Offer. State Street Bank and Trust Company serves as the custodian for the Fund. The amounts paid by the Fund under these agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.
11. INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
The business address of the Trustees and officers of the Fund is 550 Science Drive, Madison, Wisconsin 53711.
Trustees and Officers:

Name and Position	Shares Beneficially Owned[1]
Katherine L. Frank, President	0 - 0%
Paul A. Lefurgey, Vice President	0 - 0%
Greg D. Hoppe, Treasurer	0 - 0%
Holly S. Baggot, Secretary and Assistant Treasurer	0 - 0%
Kevin S. Thompson, Chief Legal Officer and Assistant Secretary	0 - 0%
Steven J. Fredricks, Chief Compliance Officer and Assistant Secretary	0 - 0%
James R. Imhoff, Jr., Trustee	36,053 shares (0.13%)
Steven P. Riege, Trustee	0 - 0%
Richard E. Struthers, Trustee	672 shares (0.002%)
1 As of October 8, 2018.
The Fund’s Trustees, officers and its investment adviser may tender Shares pursuant to the Offer, however, Frank E. Burgess, who is an officer and director of Madison, is prohibited from doing so pursuant to Section 3.8 of the Settlement Agreement. Any Shares purchased will be purchased upon the terms and subject to the conditions of the Offer.
Based on the Fund’s records and upon information provided to the Fund by its Trustees and officers, and associates (as such term is used in Rule 12b-2 under the Exchange Act), as of October 8, 2018, neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees, officers, affiliates, or subsidiaries of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of the Fund, each person controlling the fund, nor any executive officers and directors of any corporation or other person ultimately in control of the Fund has effected any transactions in the Common Shares during the sixty day period prior to the date hereof, except as follows: On October 5, 2018, James R. Imhoff, Jr. and Richard E. Struthers received 19,741 and 672 Common Shares, respectively, in conjunction with the Merger of Madison Strategic Sector Premium Fund with and into MCN, which are included in the totals reflected above.
Except as set forth below and otherwise in this Offer to Purchase, to the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s officers or Trustees, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations). On June 29, 2018, the Fund entered into the Settlement Agreement with Karpus. Pursuant to the Settlement Agreement, the Fund agreed to conduct this Offer, and Karpus has agreed to the following:

(1)
Karpus shall withdraw its proposal requesting that the Board have the Fund conduct a self-tender for 100% of its Common Shares at NAV or at close to NAV, and that if more than 50% of the Shares were to be tendered, that the tender offer be cancelled and the Board take the steps necessary to liquidate, merge or convert the Fund into an open-end fund or exchange traded fund;

(2)	Karpus shall not submit any proposal or nominees for Trustee in connection with the Fund’s 2018 annual Shareholder meeting or any adjournments or postponements thereof;

(3)
Karpus shall not, during the Effective Period (as defined in the Settlement Agreement), directly or indirectly, alone or in concert with others, unless consented to in writing by the President of the Fund or by a resolution of a majority of the Board, take any of the following actions (or take any action that would require the Fund to make an announcement regarding any of the following):

a.
effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or participate in any “solicitation” of “proxies” (as such terms are defined in the rules and regulations promulgated under the 1934 Act but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”), whether or not relating to the election or removal of Trustees, with respect to the Fund or any action resulting in Karpus becoming a “participant” in any “election contest” (as such terms are defined in the rules and regulations promulgated under the 1934 Act) with respect to the Fund;

b.	propose any matter for submission to a vote of shareholders of the Fund;

c.	grant any other proxy with respect to any Shares (other than to the President of the Fund or Affiliates (as defined in the Settlement Agreement) of Madison);

d.	execute any written consent, other than those proposed by the Board, with respect to any Shares;

e.
form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any Shares or deposit any Shares in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares or other agreement having similar effect, except for the group evidenced by the Schedule 13D, as amended, filed by Karpus with the SEC relating to the Shares (the “Karpus 13D”);

f.
seek, alone or in concert with others, (i) to call a meeting of shareholders of the Fund; (ii) representation on the Board; (iii) the removal of any member of the Board; or (iv) to control or influence the management or policies of the Fund;

g.
initiate or pursue any litigation or any regulatory action or proceeding against Madison, the Fund, its Trustees, officers and employees, including Affiliates thereof, other than in connection with breach of the Settlement Agreement; or

h.
except as specifically contemplated by the Settlement Agreement, enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

(4) Karpus shall, during the Effective Period (as defined in the Settlement Agreement), vote any Shares beneficially owned by Karpus in accordance with the recommendations of the Board on any matters submitted to a vote of shareholders at an annual or special meeting; provided, however, that with respect to any proposed change to any fundamental investment policy, Karpus shall vote as it so determines. Notwithstanding the forgoing, however, with respect to any investment company managed by Karpus and operating pursuant to Section 12(d)(1)(E) of the 1940 Act and, therefore, obligated to vote certain of its Shares in accordance with one of the methods prescribed in Section 12(d)(1)(E)(iii)(aa), any such Shares may be voted in accordance with Section 12(d)(1)(E)(iii)(aa); and
(5) Karpus shall not, during the Effective Period (as defined in the Settlement Agreement), sell or otherwise transfer or attempt to transfer any portion of Shares or any interest therein held by it or by funds or accounts over which it has voting, dispositive or investment power to any person which it knows to be engaged in any of the activities listed in Section 3.3 of the Settlement Agreement or to which it knows intends to engage in any of the activities listed in Section 3.3 of the Settlement Agreement; provided, however, that Karpus is permitted to buy or sell Shares for investment purposes during the Effective Period, so long as it does not violate the terms of the Settlement Agreement.
Additionally, pursuant to the Settlement Agreement, the Fund, Madison, Karpus, and other related parties under the Settlement Agreement agrees that any communication or disclosure relating to the other party or any of the transactions contemplated by the Settlement Agreement will not disparage any other party to the Settlement Agreement. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.
Further, pursuant to the Settlement Agreement, Frank E. Burgess, in his individual capacity as a shareholder of the Fund, agrees he will not tender any Shares beneficially owned by him in the Offer and he will not sell or otherwise transfer or attempt to transfer any portion of Shares or any interest therein held by him or by funds or accounts over which he has voting, dispositive, or investment power to any person he knows or should reasonably know may tender their Shares purchased from him in violation of Section 3.8 of the Settlement Agreement.
A copy of the Settlement Agreement with Karpus is included as an exhibit to the Fund’s Schedule TO for this Offer.
12. LEGAL MATTERS; REGULATORY APPROVALS
Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the acquisition of Common Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions described in Section 13, “Conditions of the Offer.”
13. CONDITIONS OF THE OFFER
Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases during any period if: (1) such transactions, if consummated, would cause the Fund to fail to qualify and to be treated as a regulated investment company under the Code (which would subject the Fund to tax on its taxable income at corporate rates, and cause all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, to be taxable to stockholders as ordinary income); (2) there is any (a) in the Board’s reasonable judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); or (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States; or (3) the Board determines in good faith, upon written advice of counsel, that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its Shareholders.
The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect, including upon breach of the Settlement Agreement by Karpus. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such modification or waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2, “Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.
The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties. Termination of the Offer by the Fund could result in a breach of the Settlement Agreement.
14. FEES AND EXPENSES
The Fund has retained Georgeson LLC to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact Shareholders by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.
The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.
15. MISCELLANEOUS
The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of the Shares is not in compliance with applicable law. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer is not in compliance with any applicable law. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.
In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10, “Information Concerning the Fund.”
The Fund has not authorized any person to make any recommendation on its behalf regarding whether Shareholders should tender or refrain from tendering Shares in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. Shareholders should not rely upon any recommendation, information or representation that is given or made as having been authorized by the Fund, the Board, the officers of the Fund, its adviser, the Fund’s transfer agent, the Depositary or the Information Agent.
16. CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT
The Letter of Transmittal and any other required documents should be sent by each Shareholder of the Fund or his or her broker, dealer, bank, trust company or other nominees to the Depositary as set forth below.
 The Depositary for the Offer is:
Computershare Trust Company, N.A.

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Courier, Express, or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Withdrawal, and other documents may be directed to the Information Agent at its telephone number below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
(800) 457-0759 (Toll Free)

Madison Covered Call & Equity Strategy Fund
October 10, 2018